Exhibit 99.1

FOR RELEASE June 23, 2011 at 7:30 a.m. ET

Alan Dunton, M.D., Joins Board of Directors of
Palatin Technologies, Inc.

CRANBURY, NJ – June 23, 2011 – Palatin Technologies, Inc. (NYSE Amex: PTN) announced today that Alan W.  Dunton, M.D., formally joined Palatin’s Board of Directors on June 22, 2011 as an independent director and member of Palatin’s Audit and Compensation Committees.

“Dr. Dunton brings Palatin both substantial drug development experience and clinical research experience,” said Carl Spana, Ph.D., Palatin’s CEO.  “He has played a key role in the development of more than 20 products to regulatory approval.  We look forward to working with him as a member of our Board of Directors.”

Dr.  Dunton  is  president  and  principal  of  Danerius,  LLC,  a  consulting  company  he founded in 2006. From January 2007 to March 2009, Dr. Dunton served as president and chief executive officer of Panacos Pharmaceuticals Inc. and as a managing director of Panacos from March 2009 to January 2011. Previously he was the President and Chief Executive Officer of Metaphore Pharmaceuticals, Inc. and as President and  Chief Operating Officer of Emisphere Technologies, Inc. From 1994 to 2001, Dr. Dunton was a senior  executive  in  various  capacities  in  the  Pharmaceuticals  Group  of  Johnson  & Johnson,   including   President   and   Managing   Director   of   The   Janssen   Research Foundation.   Dr. Dunton is a member of the board of directors of the publicly-traded companies Targacept, Inc. and Oragenics, Inc.

About Palatin Technologies, Inc.

Palatin Technologies, Inc.  is a  biopharmaceutical  company  focused  on  developing targeted, receptor-specific small molecule and peptide therapeutics.  Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential.   For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
EVP-Operations / Chief Financial Officer
Tel: (609) 495-2200/info@palatin.com

Palatin Technologies Media Inquiries:
Carney Noensie, Burns McClellan
Vice President, Investor Relations
Tel: (212) 213-0006/cnoensie@burnsmc.com

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